PRESS RELEASE

NOWAUTO GROUP, INC. ANNOUNCES FISCAL SECOND QUARTER RESULTS.

Wednesday, February 14, 2007

Quarterly Revenue Increases 75% Over Prior Year.

Tempe, Ariz., NowAuto Group, Inc. (NAUG:OTCBB) today announced results for its fiscal second quarter ended December 31, 2006. The Company reported revenue of $2,230,859 and a net loss of $0.06 per diluted share versus revenue of $1,272, 989 and a net loss of $0.11 per diluted share in the prior year. During the quarter ended December 31, 2006 gross profit more than doubled and gross margin increased to 30%, up from 24%.

For the six months ended December 31, 2006 the Company reported revenue of $3,950,629 and a net loss of $0.04 per diluted share versus revenue of $5,385,007 and a net loss of $0.08 for the six months ended December 31, 2005. Gross profit for the six months ended December 31, 2006 increased 7% over the six months ended December 31, 2005, while gross margin increased to 38%, up from 26%.

The Company implemented its stringent underwriting criteria in December 2006 and believes that while revenue will likely be reduced due to fewer eligible customers, the contracts that result should be stronger and less likely to result in charge offs in future quarters.

During the December quarter the Company charged off approximately $580,700 to bad debt expense. The larger than normal charge off was the primary reason for the loss for the quarter ended December 31, 2006. The reasons for the larger than normal charge offs were (i) tighter collection policies that result in early repossession; and (ii) more stringent underwriting criteria whereby customers that previously would have been re-contracted were not allowed to redeem their vehicles.

“We believe we have our focus on the proper place, focusing on selling quality vehicles with more stringent, but not restrictive, underwriting requirements. Increasing the size of our finance contract portfolio while maintaining proper underwriting and maintenance policies is paramount to our stability and growth” said Scott Miller, CEO.

“While there is always room for improvement, the Company has made great strides in the past year. Our portfolio is stronger and we are entering the new season from a better position than ever before. I am looking forward to a positive outcome at the end of the fiscal year” stated Faith Forbis, CFO.

The Company also announced that it now offers its buy-here-pay-here concept to motorcycle customers. Launched in January 2007 the Company believes it can add 15 to 20 motorcycle contracts per month to its portfolio. “Based upon our tests in January and the contracts we have underwritten thus far, we have an opportunity to add a financing option that is not readily available in the market place and simultaneously reduce the overall finance contract portfolio risk by underwriting customers generally better established than our auto customers” said Miller. “We intend to expand this portion of our business, as long as the credit characteristics remain as they are presently.”

The Company expects to announce the location of its fifth buy-here-pay-here store by the end of the quarter ended March 31, 2007. The new store is expected to be similar in size and scope as the Company’s existing stores.

The Company also announced its plans to finalize and file its SB2 registration statement with the Securities and Exchange Commission by April 2, 2007. “This long-awaited step closes one chapter and opens another, to the benefit of the Company and its shareholders” stated Forbis.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates four buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc. the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc.
Randy Humphrey
(480) 990-0007
(480) 274-8885 (cell)
ir@nowauto.com

Source: NowAuto Group, Inc.